Exhibit D.2

SEAL OF THE COMMONWEALTH OF MASSACHUSETTS

              The Commonwealth of Massachusetts
                        _____________

               DEPARTMENT OF PUBLIC UTILITIES

                                        October 29, 1986

D.P.U. 85-159

Petition of Western Massachusetts Electric Company for approval by the Department of Public Utilities under Chapter 164A, Sections 17A, of the General Laws to participate in a Northeast Utilities System Money Pool, including short-term investment of any funds in excess of its cash requirements.


____________________________________________________________


    APPEARANCES: John B. Keane, Esq.
                 P.O. Box 270
                 Hartford, Connecticut 06141
                 FOR: WESTERN MASSACHUSETTS ELECTRIC COMPANY
                         Petitioner


 D.P.U. 85-159                                        Page 1

 I. INTRODUCTION

     On June 13, 1985, Western Massachusetts Electric Company

 ("WMECo" or "Company") filed a petition under the provisions of G.L. c. 164 requesting the approval and authorization by the Department of Public Utilities ("Department") to

 participate in a Northeast Utilities System Money Pool ("the

 Pool") along with certain other subsidiaries ("Participants")

 of Northeast Utilities ("NU"). The Department's approval is required under G.L. c. 164, sec. 17A, with respect to the

 feature of the Pool that would permit the short-term

 investment of any of WMECo's funds in excess of its cash

 requirements.

     A public hearing was held on the petition on August 26,

1985. The order of notice was returned in completed form and submitted as evidence of compliance with the requirements of publication and notice. In support of WMECo's proposed

participation in the Pool, the Company presented David

Boguslawski, assistant treasurer to WMECo, NU, and all of its subsidiaries. Among the documents introduced into evidence by the company were a filing letter accompanying the petition and terms of the Pool (Exh. WM-A) and Mr. Boguslawski's profiled testimony with a copy of certified resolutions of the Board of

Directors of WMECo authorizing the transactions (Exh. WM-B).

    Mr. Boguslawski testified that the Company is seeking to

establish and participate in a money pool that would allow

participants having excess funds on any given day to place money into the Pool, rather than invest it; Participants needing funds



D.P.U. 85-159                                     Page 2
on that day would borrow money from the Pool rather than from external sources (Tr. 8). The Participants consist of WMECo,

Connecticut Light and Power Company, Holyoke Water Power Company,

Northeast Nuclear Energy Company, the Quinnehtuk Company, the

Rocky River Realty Company, and Northeast Utilities Service

Company ("NUSCo"). NU will participate only as a lender through the Pool, not as a borrower. Mr. Boguslawski further testified that this type of arrangement does not currently exist at NU but that it is not an unprecedented transaction and is utilized by other companies (Tr. 9).

    The purpose of the Pool is to assist the Participants in

meeting their short-term borrowing needs (as short as one day)

while providing a higher investment return for NU and those

Participants investing funds in excess of their cash requirements

(Exh. WM-A, p. 3). The Pool will be administered on behalf of the

Participants by NUSCo, under the direction of one of its

assistant treasurers. The Company anticipates that short-term borrowing needs of Participants will be met first through the proceeds of borrowings available through the Pool and thereafter,

to the extent necessary, through the proceeds of external short-

term borrowings (Exh. WM-A, p. 3).

    If on any given day the available funds in the Pool are

insufficient to meet the short-term borrowing needs of one or more of the Participants, after taking into account the proposed amount and maturity of the borrowing requirements and the

available funds, such Participants may seek short-term



D.P.U. 85-159                                        Page 3

borrowings through conventional sources outside the Pool (Exh.

WM-A, p. 3). Those Participants who, by NUSCO's analysis and determination, will save more by borrowing from the Pool rather than from outside sources, will be given Pool funds first (Exh.

WM-B, p. 6). Documentation will be in the form of daily book entries, and NUSCo is willing to create notes upon the request of any subsidiary (Tr. 9).

    Mr. Boguslawski stated, in his prefiled testimony, that all loans would be payable on demand, would be prepaid by any

borrowing Participant at any time without premium or penalty, and would bear interest, payable monthly, equal to the daily Federal

Funds Effective Rate as quoted by the Federal Reserve Bank of New

York (Exh. WM-B, p. 5). Loans made to the borrowing Participants through the Pool would bear interest at the same rates, without mark-up, to be received by lending Participants (Exh. WM-D, p.

4). If there are funds remaining in the Pool after borrowing needs of Participants are satisfied and prepayments of

outstanding external borrowings could be made without penalties,

NUSCo, as agent of the Pool, would invest the funds in such

instruments as are listed in Item 12, Terms of the NU Money Pool

(Exh. WM-B, p. 7). Earnings on any investments would be allocated between or among those Participants, including NU, providing excess funds (Exh. WM-B, p. 7). Mr. Boguslawski also stated that each contributing Participant would receive as interest the

fraction of the total interest received

by the Pool that is equal to the ratio of the surplus funds the





 D.P.U. 85-159                                       Page 4

 Participant has contributed to the Pool to the total surplus funds in the Pool (Exh. WM-B, p. 6). Any Participant, including

 NU, would be entitled to withdraw its surplus funds from the

 Pool at any time, without notice, to satisfy its daily need of funds (Exh. WM-B, p. 7).

     Finally, Mr. Boguslawski stated that WMECo would utilize

 funds derived from the Pool for working capital and

 assistance in financing WMECo's construction expenditures

 (including allowance for funds used during construction, but excluding nuclear fuel), which are estimated at $123,103,000 in 1985 and $55,644,000 in 1986 (Exh. WM-B, p. 7).


 II. FINDINGS
     Based on the evidence presented in this case, we find that the participation of WMECo, along with other subsidiaries of

 NU in the Pool, including the short-term investment of any of

 WMECo's funds in excess of its cash requirements, is

 reasonably necessary for the purposes for which this

 transaction has been proposed.

     We find that the evidence in this case demonstrates that

 WMECo intends to use funds derived from the proposed Pool for working capital and for financing construction expenditures

 (excluding nuclear fuel) and that the proposed transaction

 will help meet the short-term borrowing needs of Participants.

     The Department finds that the Company has sufficiently

 demonstrated that the requested transaction will be used for purposes reasonably related to its utility operations and

 that



 D.P.U. 85-159                                       Page 5
 the decision-making process underlying this proposed

 transaction is based upon a consideration of appropriate

 factors. Issues concerning the economics of WMECo's

 participation and investment in the pool have been raised in this proceeding, but the Department's decision in this case does not represent a determination that any project is

 economically beneficial to the Company or its customers. With regard to these issues, the Department finds it appropriate in this case to defer to the judgment and decision-making

 responsibility of WMECo. The Department's determination in this order is not in any way to be construed as a ruling relative to the appropriate ratemaking treatment to be accorded the

 Company's construction program. The effect of the Department's order is limited to the approval and authorization of the

 proposed participation in the Pool by the Company.


 III. ORDER
     Accordingly, after due notice, public hearing, investigation and consideration, the Department hereby

     VOTES: That, pursuant to the findings above, the

 participation of Western Massachusetts Electric Company in a

 Northeast Utilities System Money Pool, including short-term investment of any funds in excess of its cash requirements, is reasonably necessary for the purposes for which such transaction has been authorized; and it is



D.P.U. 85-159                                        Page 6

   ORDERED,: That Western Massachusetts Electric Company is

hereby authorized to participate in a Northeast Utilities

System Money Pool, including short-term investment of any funds in excess of its cash requirements.



                               By.Order of the Department,


                               / s / ROBERT. J . KEEGAN
                               Robert J. Keegan, Commissioner

A true copy
   Attest;                    Commissioners participating in the
                               decision of D.P.U. 85-159 were;
                               Levy, Chairman; Keegan and
                               Mclntyne

Mary L. Cottrell
Secretary.





 Appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in Interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part.

 Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior, to the expiration of twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. (Sec. 5, Chapter 25, G.L. Ter. Ed., as most recently amended by Chapter 4B5 of the Acts of 1971).